Elite Pharmaceuticals, Inc. Announces FIRST SHIPMENT OF GENERIC Naltrexone hydrochloride

Northvale, New Jersey, September 18, 2013: Elite Pharmaceuticals, Inc. ("Elite" or the “Company") (OTCBB: ELTP) today announced the initial shipment of naltrexone hydrochloride 50 mg tablets under the License, Manufacturing and Supply Agreement with its sales and marketing partner, triggering a milestone payment. Elite’s sales and marketing partner will distribute the product as part of a multi-product distribution agreement.

Naltrexone is an opioid receptor antagonist used primarily in the management of alcohol dependence and opioid dependence. For the calendar year 2012, Revia and its generic equivalents had total U.S. sales of approximately $16 million according to IMS Health Data.

“With the shipment of naltrexone, Elite has now launched seven products in less than two and a half years,” commented Nasrat Hakim, Elite’s President and CEO. “The Company has executed the strategic plan on schedule. This plan now includes an additional thirteen products, eleven of which are approved, and are prioritized for commercialization pending manufacturing site transfer.”

About Elite Pharmaceuticals, Inc.

Elite Pharmaceuticals, Inc. develops oral sustained and controlled release products. Elite's strategy includes assisting partner companies in the life cycle management of products to improve off-patent drug products and developing generic versions of controlled release drug products with high barriers to entry. Elite has seven commercial products currently being sold, eleven approved products pending manufacturing site transfer and two additional products under review pending approval by the FDA. Elite’s lead pipeline products include abuse resistant opioids utilizing the Company’s patented proprietary technology, and a once-daily opioid. They are sustained release oral formulations of opioids for the treatment of chronic pain, which address two of the limitations of existing oral opioids: the provision of consistent relief of baseline pain levels and deterrence of potential abuse. Elite also provides contract manufacturing for Ascend Laboratories (a subsidiary of Alkem Laboratories Ltd.) and has partnered with Mikah Pharma to develop a new product, with Hi-Tech Pharmacal to develop an intermediate for a generic product, and a Hong Kong based company to develop a branded product for the United States market and its territories. Elite operates a GMP and DEA registered facility for research, development, and manufacturing located in Northvale, NJ.

This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Including those related to the effects, if any, on future results, performance or other expectations that may have some correlation to the subject matter of this press release, readers are cautioned that such forward-looking statements involve risks and uncertainties including, without limitation, its ability to obtain FDA approval of the transfers of the ANDAs or the timing of such approval process, delays, uncertainties, inability to obtain necessary ingredients and other factors not under the control of Elite, which may cause actual results, performance or achievements of Elite to be materially different from the results, performance or other expectations that may be implied by these forward-looking statements. These risks and other factors, including, without limitation, the Company’s ability to obtain sufficient funding under the LPC Agreement or from other sources, the timing or results of pending and future clinical trials, regulatory reviews and approvals by the Food and Drug Administration and other regulatory authorities, intellectual property protections and defenses, and the Company’s ability to operate as a going concern, are discussed in Elite's filings with the Securities and Exchange Commission, including its reports on forms 10-K, 10-Q and 8-K. Elite undertakes no obligation to update any forward-looking statements.

Contact:

For Elite Pharmaceuticals, Inc.

Dianne Will, Investor Relations, 518-398-6222

Dianne@elitepharma.com

www.elitepharma.com